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    THE HALLWOOD GROUP INCORPORATED


          A COMMISSION - FREE, SELF - TENDER PROGRAM FOR HOLDERS OF
                THE HALLWOOD GROUP INCORORATED'S COMMON STOCK

       THIS OFFER WILL EXPIRE ON MONDAY, JUNE 16, 1997, UNLESS EXTENDED


                                                                  May 12, 1997

Dear Stockholders:

    I am pleased to inform you that The Hallwood Group Incorporated (the "Company") is offering to purchase up to 300,000 shares of its common stock at $27.50 per share. The Company is conducting the program through a procedure commonly referred to as a self-tender offer (the "Offer").

    The commission-free Offer allows you to:

    -    sell your shares without any deduction for brokerage commission,
    -    participate even if your certificate(s) has been lost; and
    -    conveniently complete the transaction by mail.

    The Offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. If you wish to tender your shares, instructions on how to tender shares are provided in the enclosed materials. I encourage you to read these materials carefully before making any decision with respect to the Offer. Neither the Company nor its Board of Directors makes any recommendation to any stockholder whether or not to tender any or all shares.

    Please note that the Offer is scheduled to expire, on Monday, June 16, 1997 at 5:00 p.m., Denver time, unless extended by the Company. If you have any questions about the Offer, or would like additional information, please contact the The Hallwood Group Incorporated Investor Relations, the Information Agent, P.O. Box 378111, Denver, Colorado, 80237, toll-free nationwide at (800) 882-9225.

                                       Sincerely,



                                       Melvin J. Melle
                                       Vice President



                  PLEASE SEE REVERSE SIDE OF THIS LETTER FOR
                    QUESTIONS AND ANSWERS ABOUT THE OFFER.

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                    QUESTIONS AND ANSWERS ABOUT THE OFFER

1.   HOW MUCH WILL I RECEIVE IF I TENDER MY SHARES?

     The Company will purchase your Shares at $27.50 per Share, which is higher than the average of the closing market prices for the five trading days immediately preceding the Record Date of $24.45, as reported by THE WALL STREET JOURNAL.

2.   WHEN DO I RECEIVE MY MONEY?

     The Depositary will mail you a check as soon as practicable after the Expiration Date of the Offer and the Company accepts the tender of the Shares. In estimating when you will receive a check, please allow time for the post office to deliver the mail.

3.   HOW MANY SHARES WILL THE COMPANY PURCHASE?

     The Company intends to purchase up to 300,000 Shares properly tendered. If a greater number of Shares is properly tendered, Shares properly tendered will be purchased on a pro rata basis. However, purchases of Shares from Odd Lot holders (holders of 99 or fewer Shares) will be purchased without prorating.

4.   WHAT IF I ONLY WANT TO SELL SOME OF MY SHARES?

     Shareholders may tender less than all of their Shares, except for Odd Lot holders in certain instances.

5.   AT WHAT PRICE ARE THE SHARES CURRENTLY SELLING?

     The Shares are listed on the New York Stock Exchange. The market price is listed in THE WALL STREET JOURNAL under "Hallwood." The Shares symbol is "HWG." On April 30, 1997, the closing price as reported by THE WALL STREET JOURNAL was $24.50. The 52-week high and low prices were $28.75 and $11.38, respectively.

6.   WHY IS THE COMPANY MAKING THE OFFER?

     The Company now has sufficient cash available to repurchase the Shares and desires to (i) realign the Company's capital structure for the benefit of its stockholders and (ii) afford to those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares without the usual transaction costs associated with open market sales.

7.   SHOULD I SELL?

     That's up to you. A number of considerations enter into a decision to sell or hold any security. The Company makes no recommendation as to whether or not you should participate in this Offer. Only you know your investment objectives and whether this opportunity fits with those objectives. You may also wish to consult your tax or financial adviser.

8.   WHAT SHOULD I DO IF MY SHARES ARE HELD BY MY BROKER?

     If you wish to tender and your Shares are held in a brokerage account, you must contact your broker.

9.   WHAT ARE THE TAX CONSEQUENCES IF I PARTICIPATE IN THE OFFER?

     We do not make any representations as to tax consequences of the transaction. You should consult your own tax and financial advisers to assess the desirability of participating in the Offer.

10.  WHY DO I HAVE TO CERTIFY THAT I AM NOT SUBJECT TO BACKUP WITHHOLDING?

     Internal Revenue Service regulations require you to certify that you are not subject to such withholding and have provided your Social Security Number or Employer Identification Number. Otherwise, the Internal Revenue Service requires us to withhold 31% from your proceeds.

11.  HOW MUCH TIME DO I HAVE TO DECIDE?

     Your Share certificate(s) and Letter of Transmittal must be in good order and received no later than the Expiration Date, June 16, 1997, at 5:00 p.m., Denver Time, on Monday, unless the Offer is extended by the Company. When mailing your documents, please allow sufficient time for the post office to deliver the mail. If your Shares are received after the expiration of the Offer, your documents and Shares will be returned to you promptly.

12.  WHAT SHOULD I DO IF MY SHARE CERTIFICATE(S) HAS BEEN LOST OR DESTROYED?

     On page 3 of the Letter of Transmittal, you will find an Affidavit of Lost or Destroyed Share Certificate(s). You should fill in, sign and date the affidavit where indicated and have your signature notarized. The Company has made special arrangements so that you do not have to pay any fee for the replacement and sale of your lost or destroyed certificate(s).

13.  HOW DO I KNOW HOW MANY SHARES I OWN?

     The number of Shares that you own is set forth under the red column headed "Number of Shares Held in this Account", on the front of the yellow Letter of Transmittal, to the right of your name and address.

IF YOU NEED FURTHER INFORMATION, PLEASE CALL THE HALLWOOD GROUP INCORPORATED INVESTOR RELATIONS, TOLL-FREE NATIONWIDE, AT (800) 882-9225. ALSO, THE QUESTIONS AND ANSWERS ABOVE ARE INTENDED AS A CONVENIENT SUMMARY. HOWEVER, THE INFORMATION PROVIDED IS QUALIFIED BY THE MORE DETAILED INFORMATION IN THE COMPANY'S OFFER TO PURCHASE.